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                                                                   Exhibit (d37)

                  SCHEDULE I TO MONEY MANAGER AGREEMENT BETWEEN
                    DELAWARE INTERNATIONAL ADVISERS LTD. AND
                         TIFF INTERNATIONAL EQUITY FUND
                          AMENDED AS OF MARCH 11, 2003

                                 FEE CALCULATION

COMPENSATION

         As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

First $50 million of assets:        0.550%
Next $50 million of assets:         0.385%
Thereafter:                         0.330%